Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Reports Third Quarter 2020 Results;

Updates Full Year 2020 Outlook; and Declares Quarterly Cash Dividend

Boca Raton, Florida, November 2, 2020 (BUSINESS NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended September 30, 2020.

Highlights of the third quarter include:

•	Net income of $22.6 million or $0.20 per share and site leasing revenue of $486.8 million

•	AFFO per share growth of 15.3% over the year earlier period on a constant currency basis

•	Repurchased 1.0 million shares cumulatively in the third quarter and subsequent to quarter end

•	Increased full year 2020 outlook for Revenue, Tower Cash Flow, Adjusted EBITDA, and AFFO

“We once again delivered strong financial results in the third quarter, exceeding both our internal and consensus expectations,” commented Jeff Stoops, President and Chief Executive Officer. “We delivered these results while continuing to operate in COVID-19 conditions in all of our markets, with the majority of our and our customers’ employees working remotely but also with a sizeable contingent of essential field personnel out at tower sites every day meeting the needs of our customers and getting the job done in exemplary fashion. I want to express my deepest gratitude to all our employees and those of our customers, and particularly those out in the field. I’m particularly pleased with the safety protocols we have developed, which have allowed us to make individual safety the top priority while at the same time delivering the operational performance our customers and communities need and expect.”

“US wireless customer activity picked up in the third quarter relative to the first half of 2020, although still slightly behind year-ago levels. This was evident from our services results and new domestic lease activity, as all three US nationwide wireless carriers were and are active. Internationally, leasing activity was slightly above the first half of the year as well, but these markets continue to be more impacted by COVID-19 than the US market, both operationally and economically. We are encouraged by the third quarter earnings commentary of a number of our international wireless carrier customers, who reported both improved financial results and future plans for increased capital spending. We remain confident that these markets will improve in terms of wireless carrier investment as the COVID-19 situation improves.”

“Operationally, we continue to perform very well and run a very tight ship, as evidenced by our Tower Cash Flow and Adjusted EBITDA margins. We made what we believe were some very positive and opportunistic balance sheet and capital allocation decisions since our last release. These included re-pricing an interest rate hedge to reduce future cash interest expense, repurchasing a healthy amount of our stock and investment in a number of new high-quality assets. The net result of these actions and our operational performance was to post our highest AFFO per share ever in the third quarter, with the fourth quarter AFFO per share expected to be even higher. We are raising our full year Outlook for 2020 across all key metrics, reflecting these strong third quarter results and our optimism for a strong finish to the year”.

Operating Results

The table below details select financial results for the three months ended September 30, 2020 and comparisons to the prior year period.

	Q3 2020	Q3 2019	$ Change	% Change	% Change excluding FX (1)
Consolidated	($ in millions, except per share amounts)
Site leasing revenue	$486.8	$468.6	$18.2	3.9%	8.2%
Site development revenue	36.2	39.0	(2.8)	(7.2%)	(7.2%)
Tower cash flow (1)	396.8	376.3	20.5	5.4%	9.1%
Net income	22.6	21.8	0.8	3.7%	18.0%
Earnings per share - diluted	0.20	0.19	0.01	5.3%	18.9%
Adjusted EBITDA (1)	373.3	355.4	17.9	5.0%	8.6%
AFFO (1)	270.1	247.4	22.7	9.2%	14.1%
AFFO per share (1)	2.38	2.15	0.23	10.7%	15.3%

(1)	See the reconciliations and other disclosures under “Non-GAAP Financial Measures” later in this press release.

Total revenues in the third quarter of 2020 were $522.9 million compared to $507.5 million in the year earlier period, an increase of 3.0%. Site leasing revenue in the quarter of $486.8 million was comprised of domestic site leasing revenue of $391.0 million and international site leasing revenue of $95.8 million. Domestic cash site leasing revenue was $389.6 million in the third quarter of 2020 compared to $371.4 million in the year earlier period, an increase of 4.9%. International cash site leasing revenue was $96.5 million in the third quarter of 2020 compared to $93.4 million in the year earlier period, an increase of 3.4%, or 25.0% on a constant currency basis. Site development revenues were $36.2 million in the third quarter of 2020 compared to $39.0 million in the year earlier period, a decrease of 7.2%.

Site leasing operating profit was $394.0 million, an increase of 4.9% over the year earlier period. Site leasing contributed 98.2% of the Company’s total operating profit in the third quarter of 2020. Domestic site leasing segment operating profit was $326.7 million, an increase of 5.1% over the year earlier period. International site leasing segment operating profit was $67.3 million, an increase of 4.0% over the year earlier period.

Tower Cash Flow for the third quarter of 2020 of $396.8 million was comprised of Domestic Tower Cash Flow of $328.3 million and International Tower Cash Flow of $68.5 million. Domestic Tower Cash Flow for the quarter increased 5.4% over the prior year period and International Tower Cash Flow increased 5.9% over the prior year period, or 26.9% on a constant currency basis. Tower Cash Flow Margin was 81.6% for the third quarter of 2020, as compared to 81.0% for the year earlier period.

Net income for the third quarter of 2020 was $22.6 million, or $0.20 per share, and included a $25.4 million loss, net of taxes, on the currency related remeasurement of U.S. dollar denominated intercompany loans with foreign subsidiaries. Net income for the third quarter of 2019 was $21.7 million, or $0.19 per share, and included a $21.0 million loss, net of taxes, on the currency related remeasurement of U.S. dollar denominated intercompany loans with foreign subsidiaries.

Adjusted EBITDA for the quarter was $373.3 million, a 5.0% increase over the prior year period. Adjusted EBITDA Margin was 71.5% in the third quarter of 2020 compared to 70.6% in the third quarter of 2019.

Net Cash Interest Expense was $89.0 million in the third quarter of 2020 compared to $95.3 million in the third quarter of 2019, a decrease of 6.6%.

AFFO for the quarter was $270.1 million, a 9.2% increase over the prior year period. AFFO per share for the third quarter of 2020 was $2.38, a 10.7% increase over the prior year period, and 15.3% on a constant currency basis.

Investing Activities

During the third quarter of 2020, SBA acquired 44 communication sites and one data center for total cash consideration of $73.5 million. SBA also built 75 towers during the third quarter of 2020. As of September 30, 2020, SBA owned or operated 32,724 communication sites, 16,495 of which are located in the United States and its territories, and 16,229 of which are located internationally. In addition, the Company spent $7.2 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the third quarter of 2020 were $109.3 million, consisting of $8.0 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $101.3 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, and purchasing land and easements).

Subsequent to the third quarter of 2020, the Company acquired 54 communication sites for an aggregate consideration of $14.6 million in cash. In addition, the Company has agreed to purchase and anticipates closing on 132 additional communication sites for an aggregate amount of $85.0 million. The Company anticipates that the majority of these acquisitions will be consummated by the end of the first quarter of 2021.

Financing Activities and Liquidity

SBA ended the third quarter of 2020 with $10.8 billion of total debt, $7.5 billion of total secured debt, $338.3 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $10.5 billion of Net Debt. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 7.0x and 4.8x, respectively.

On July 14, 2020, the Company, through a trust, issued $750.0 million of 1.884% Secured Tower Revenue Securities Series 2020-1C which have an anticipated repayment date of January 9, 2026 and a final maturity date of July 11, 2050 and $600.0 million of 2.328% Secured Tower Revenue Securities Series 2020-2C which have an anticipated repayment date of January 11, 2028 and a final maturity date of July 9, 2052 (collectively the “2020 Tower Securities”). The aggregate $1.35 billion of 2020 Tower Securities have a blended interest rate of 2.081% and a weighted average life through the anticipated repayment date of 6.4 years. Net proceeds from this offering were used to repay the entire aggregate principal amount of the 2015-1C Tower Securities ($500.0 million) and the 2016-1C Tower Securities ($700.0 million). The remaining net proceeds were used for general corporate purposes.

On August 4, 2020, the Company, through its wholly owned subsidiary, SBA Senior Finance II LLC, terminated its existing $1.95 billion cash flow hedge on a portion of its 2018 Term Loan in exchange for a payment of $176.2 million. On the same date, the Company entered into an interest rate swap with $1.95 billion of notional value accruing interest at one month LIBOR plus 175 basis points for a fixed rate of 1.87% per annum through the maturity date of the 2018 Term Loan. The combination of these transactions will result in an annualized cash interest savings of $37.2 million.

As of the date of this press release, the Company had no amount outstanding under the $1.25 billion Revolving Credit Facility.

During the third quarter of 2020, the Company repurchased 0.6 million shares of its Class A common stock for $175.6 million at an average price per share of $302.63 under its $1.0 billion stock repurchase plan. Subsequent to September 30, 2020, the Company repurchased 0.4 million shares of its Class A common stock for $124.4 million, at an average price per share of $299.54. Shares repurchased were retired.

On November 2, 2020, the Company’s Board of Directors authorized a new $1.0 billion stock repurchase plan, replacing the prior plan authorized on July 29, 2019 which had a remaining authorization of $124.3 million. This new plan authorizes the Company to purchase, from time to time, up to $1.0 billion of our outstanding Class A common stock through open market repurchases in compliance with Rule 10b-18 under the Exchange Act and/or in privately negotiated transactions at management’s discretion based on market and business conditions, applicable legal requirements and other factors. Shares repurchased will be retired. The new plan has no time deadline and will continue until otherwise modified or terminated by the Company’s Board of Directors at any time in its sole discretion. As of the date of this filing, the Company had the full $1.0 billion of authorization remaining under the new plan.

In the third quarter of 2020, the Company declared and paid a cash dividend of $52.0 million.

In addition, the Company announced today, November 2, 2020, that its Board of Directors has declared a quarterly cash dividend of $0.465 per share of the Company’s Class A common stock. The distribution is payable December 17, 2020 to the shareholders of record at the close of business on November 19, 2020.

Outlook

The Company is updating its full year 2020 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s full year 2020 Outlook assumes the acquisitions of only those communication sites under contract and anticipated to close at the time of this press release. The Company may spend additional capital in 2020 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2020 guidance. The Outlook also does not contemplate any additional repurchases of the Company’s stock during 2020, although the Company may ultimately spend capital to repurchase some of its stock during the year.

The Company’s Outlook assumes an average foreign currency exchange rate of 5.65 Brazilian Reais to 1.0 U.S. Dollar, 1.33 Canadian Dollars to 1.0 U.S. Dollar, and 17.5 South African Rand to 1.0 U.S. Dollar throughout the fourth quarter of 2020. When compared to the Company’s full year 2020 Outlook provided August 3, 2020, the variances in the actual third quarter foreign currency exchange rates versus the Company’s assumptions, and the changes in the Company’s foreign currency rate assumptions for the remainder of the year, negatively impacted the 2020 full year Outlook by the amounts indicated in the chart below.

				Change from	Change from
				August 3, 2020	August 3, 2020
				Outlook	Outlook
(in millions, except per share amounts)	Full Year 2020			Due to FX (7)	Excluding FX (7)
Site leasing revenue (1)	$1,947.0	to	$1,957.0	$(1.0)	$6.0
Site development revenue	$118.0	to	$128.0	$—	$3.0
Total revenues	$2,065.0	to	$2,085.0	$(1.0)	$9.0
Tower Cash Flow (2)	$1,586.0	to	$1,596.0	$(0.5)	$4.5
Adjusted EBITDA (2)	$1,485.0	to	$1,495.0	$(0.5)	$9.5
Net cash interest expense (3)	$362.0	to	$368.0	$—	$(15.0)
Non-discretionary cash capital expenditures (4)	$32.0	to	$38.0	$—	$(1.0)
AFFO (2)	$1,053.0	to	$1,079.0	$(0.5)	$26.0
AFFO per share (2) (5)	$9.27	to	$9.50	$—	$0.25
Discretionary cash capital expenditures (6)	$356.0	to	$366.0	$—	$26.0

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	See the reconciliation of this non-GAAP financial measure presented below under “Non-GAAP Financial Measures.”
(3)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(4)	Consists of tower maintenance and general corporate capital expenditures.
(5)

Outlook for AFFO per share is calculated by dividing the Company’s outlook for AFFO by an assumed weighted average number of diluted common shares of 113.6 million. Our Outlook does not include the impact of any potential future repurchases of the Company’s stock during 2020.

(6)

Consists of new tower builds, tower augmentations, communication site acquisitions and ground lease purchases. Does not include expenditures for acquisitions of revenue producing assets not under contract at the date of this press release.

(7)	Changes from prior outlook are measured based on the midpoint of outlook ranges provided.

Conference Call Information

SBA Communications Corporation will host a conference call on Monday, November 2, 2020 at 5:00 PM (EDT) to discuss the quarterly results. The call may be accessed as follows:

When:	Monday, November 2, 2020 at 5:00 PM (EDT), please dial-in by 4:45 PM
Dial-in Number:	(844) 867-6169
Access Code:	6462990
Conference Name:	SBA Third Quarter Results
Replay Available:	November 2, 2020 at 11:00 PM to November 16, 2020 at 12:00 AM (TZ: Eastern)
Replay Number:	(866) 207-1041 – Access Code: 9230723
Internet Access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release and our earnings call include forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) the future plans for capital investment by international wireless carrier customers and the impact of economic conditions on capital spending, including the continued impact of the COVID-19 pandemic, (ii) the Company’s financial and operational performance in 2020, including fourth quarter growth in AFFO per share, (iii) the Company’s revised financial and operational guidance for the full year 2020, the assumptions it made and the drivers contributing to its full year guidance and the changes thereto, (iv) the timing of closing for currently pending acquisitions, and (v) foreign exchange rates and their impact on the Company’s financial and operational guidance.

The Company wishes to caution readers that these forward-looking statements may be affected by the risks and uncertainties in the Company’s business as well as other important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to identify and acquire sites at prices and upon terms that will provide accretive portfolio growth; (3) the Company’s ability to accurately identify and manage any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the impact of continued consolidation among wireless service providers, including the impact of the completed T-Mobile and Sprint merger, on the Company’s leasing revenue; (6) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (7) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (8) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business while seeking to attain its investment goals; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, South Africa and in other international markets; (11) the ability of Dish to become and compete as a nationwide carrier; (12) the Company’s ability to obtain future financing at commercially reasonable rates or at all; (13) the ability of the Company to achieve its long-term stock repurchases strategy, which will depend, among other things, on the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions; (14) the Company’s ability to achieve the new builds targets included in its anticipated annual portfolio growth goals, which will depend, among other things, on obtaining zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build additional towers in 2020; (15) the extent and duration of the impact of the COVID-19 crisis on the global economy, on the Company’s business and results of operations, and on foreign currency exchange rates; and (16) the Company’s ability to meet its total portfolio growth, which will depend, in addition to the new build risks, on the availability of sufficient towers for sale to meet our targets, competition from third parties for such acquisitions and our ability to negotiate the terms of, and acquire, these potential tower portfolios on terms that meet our internal return criteria. With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition and its ability to accurately anticipate the future performance of the acquired towers, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration. With respect to the repurchases under the Company’s stock repurchase program, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes. Furthermore, the Company’s forward-looking statements and its 2020 outlook assumes that the Company continues to qualify for treatment as a REIT for U.S. federal income tax purposes and that the Company’s business is currently operated in a manner that complies with the REIT rules and that it will be able to continue to comply with and conduct its business in accordance with such rules. In addition, these forward-looking statements and the information in this press release is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 24, 2020 and Quarterly Report on Form 10-Q filed with the Commission on August 6, 2020.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America and South Africa. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in thousands, except per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2020	2019	2020	2019
Revenues:
Site leasing	$486,765	$468,572	$1,461,523	$1,379,758
Site development	36,175	38,975	85,708	121,229

Total revenues	522,940	507,547	1,547,231	1,500,987

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	92,722	92,993	280,120	279,167
Cost of site development	28,797	30,516	68,417	92,606
Selling, general, and administrative expenses (1)	48,152	42,272	146,856	148,755
Acquisition and new business initiatives related adjustments and expenses	4,124	4,692	12,557	9,669
Asset impairment and decommission costs	8,506	8,240	29,103	23,631
Depreciation, accretion, and amortization	180,302	174,987	541,587	517,590

Total operating expenses	362,603	353,700	1,078,640	1,071,418

Operating income	160,337	153,847	468,591	429,569

Other income (expense):
Interest income	756	1,311	2,340	4,692
Interest expense	(89,791)	(96,567)	(281,329)	(292,681)
Non-cash interest expense	(8,323)	(662)	(13,066)	(1,954)
Amortization of deferred financing fees	(4,883)	(5,157)	(15,211)	(15,333)
Loss from extinguishment of debt, net	(2,599)	(457)	(19,463)	(457)
Other expense, net	(42,262)	(33,551)	(300,144)	(21,296)

Total other expense, net	(147,102)	(135,083)	(626,873)	(327,029)

Income (loss) before income taxes	13,235	18,764	(158,282)	102,540
Benefit (provision) for income taxes	9,441	3,002	76,143	(22,813)

Net income (loss)	22,676	21,766	(82,139)	79,727
Net (income) loss attributable to noncontrolling interests	(108)	(87)	461	(87)

Net income (loss) attributable to SBA Communications Corporation	$22,568	$21,679	$(81,678)	$79,640

Net income (loss) per common share attributable to SBA Communications Corporation:
Basic	$0.20	$0.19	$(0.73)	$0.70

Diluted	$0.20	$0.19	$(0.73)	$0.69

Weighted average number of common shares
Basic	111,783	113,037	111,809	112,985

Diluted	113,703	115,184	111,809	114,824

(1)

Includes non-cash compensation of $16,606 and $12,281 for the three months ended September 30, 2020 and 2019, and $50,291 and $59,017 for the nine months ended September 30, 2020 and 2019, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	September 30,	December 31,
	2020	2019
	(unaudited )
ASSETS
Current assets:
Cash and cash equivalents	$271,874	$108,309
Restricted cash	61,572	30,243
Accounts receivable, net	68,042	132,125
Costs and estimated earnings in excess of billings on uncompleted contracts	27,109	26,313
Prepaid expenses and other current assets	29,994	37,281

Total current assets	458,591	334,271
Property and equipment, net	2,668,004	2,794,602
Intangible assets, net	3,063,498	3,626,773
Right-of-use assets, net	2,340,035	2,572,217
Other assets	504,554	432,078

Total assets	$9,034,682	$9,759,941

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$29,230	$31,846
Accrued expenses	62,523	67,618
Current maturities of long-term debt	24,000	522,090
Deferred revenue	155,799	113,507
Accrued interest	33,885	49,269
Current lease liabilities	229,177	247,015
Other current liabilities	16,634	16,948

Total current liabilities	551,248	1,048,293
Long-term liabilities:
Long-term debt, net	10,692,710	9,812,335
Long-term lease liabilities	2,080,916	2,279,400
Other long-term liabilities	181,012	270,868

Total long-term liabilities	12,954,638	12,362,603
Redeemable noncontrolling interests	15,194	16,052
Shareholders’ deficit:
Preferred stock—par value $0.01, 30,000 shares authorized, no shares issued or outstanding	—	—
Common stock—Class A, par value $0.01, 400,000 shares authorized, 111,443 shares and 111,775 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	1,114	1,118
Additional paid-in capital	2,563,979	2,461,335
Accumulated deficit	(6,177,879)	(5,560,695)
Accumulated other comprehensive loss, net	(873,612)	(568,765)

Total shareholders’ deficit	(4,486,398)	(3,667,007)

Total liabilities, redeemable noncontrolling interests, and shareholders’ deficit	$9,034,682	$9,759,941

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited) (in thousands)

	For the three months
	ended September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$22,676	$21,766
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, accretion, and amortization	180,302	174,987
Non-cash asset impairment and decommission costs	8,514	8,079
Non-cash compensation expense	17,057	12,732
Non-cash interest expense	8,323	662
Amortization of deferred financing fees	4,883	5,157
Loss on remeasurement of U.S. dollar denominated intercompany loans	38,605	32,887
Deferred income tax benefit	(15,397)	(8,834)
Other non-cash items reflected in the Statements of Operations	7,754	2,421
Changes in operating assets and liabilities, net of acquisitions:
AR and costs and est. earnings in excess of billings on uncompleted contracts, net	14,145	(9,363)
Prepaid expenses and other assets	(4,550)	(3,246)
Operating lease right-of-use assets, net	28,911	21,281
Accounts payable and accrued expenses	1,579	(4,374)
Accrued interest	(16,536)	(14,741)
Long-term lease liabilities	(25,371)	(22,325)
Other liabilities	19,595	21,789

Net cash provided by operating activities	290,490	238,878

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(80,864)	(132,519)
Capital expenditures	(28,392)	(38,596)
Proceeds from sale of investments, net of purchases	171,759	16,684
Other investing activities	(1,911)	(5,160)

Net cash provided by (used in) investing activities	60,592	(159,591)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under Revolving Credit Facility	—	(80,000)
Proceeds from issuance of Tower Securities, net of fees	1,336,003	1,153,036
Repayment of Tower Securities	(1,200,000)	(920,000)
Termination of interest rate swap	(176,200)	—
Repurchase and retirement of common stock	(175,658)	(172,962)
Payment of dividends on common stock	(52,028)	(41,873)
Other financing activities	5,754	18,681

Net cash used in financing activities	(262,129)	(43,118)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(4,618)	(4,301)
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	84,335	31,868
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH:
Beginning of period	251,638	126,812

End of period	$335,973	$158,680

Selected Capital Expenditure Detail

	For the three months ended September 30, 2020	For the nine months ended September 30, 2020
	(in thousands)
Construction and related costs on new builds	$12,114	$40,126
Augmentation and tower upgrades	8,289	29,712
Non-discretionary capital expenditures:
Tower maintenance	6,982	22,162
General corporate	1,007	3,371

Total non-discretionary capital expenditures	7,989	25,533

Total capital expenditures	$28,392	$95,371

Communication Site Portfolio Summary

	Domestic	International	Total
Sites owned at June 30, 2020	16,478	16,132	32,610
Sites acquired during the third quarter	22	22	44
Sites built during the third quarter	—	75	75
Sites decommissioned/reclassified during the third quarter	(5)	—	(5)

Sites owned at September 30, 2020	16,495	16,229	32,724

Segment Operating Profit and Segment Operating Profit Margin

Domestic site leasing and International site leasing are the two segments within our site leasing business. Segment operating profit is a key business metric and one of our two measures of segment profitability. The calculation of Segment operating profit for each of our segments is set forth below.

	Domestic Site Leasing		Int’l Site Leasing		Site Development
	For the three months		For the three months		For the three months
	ended September 30,		ended September 30,		ended September 30,
	2020	2019	2020	2019	2020	2019
	(in thousands)
Segment revenue	$390,961	$374,705	$95,804	$93,867	$36,175	$38,975
Segment cost of revenues (excluding depreciation, accretion, and amort.)	(64,228)	(63,836)	(28,494)	(29,157)	(28,797)	(30,516)

Segment operating profit	$326,733	$310,869	$67,310	$64,710	$7,378	$8,459

Segment operating profit margin	83.6%	83.0%	70.3%	68.9%	20.4%	21.7%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue; (ii) Tower Cash Flow and Tower Cash Flow Margin; (iii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); (v) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share; and (vi) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”).

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition.

Specifically, we believe that:

(1) Cash Site Leasing Revenue and Tower Cash Flow are useful indicators of the performance of our site leasing operations;

(2) Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by excluding the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of REITs. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance;

(3) FFO, AFFO and AFFO per share, which are metrics used by our public company peers in the communication site industry, provide investors useful indicators of the financial performance of our business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO, and AFFO per share are also used to address questions we receive from analysts and investors who routinely assess our operating performance on the basis of these performance measures, which are considered industry standards. We believe that FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion and asset impairment and decommission costs). We believe that AFFO and AFFO per share help investors or other interested parties meaningfully evaluate our financial performance as they include (1) the impact of our capital structure (primarily interest expense on our outstanding debt) and (2) sustaining capital expenditures and exclude the impact of (1) our asset base (primarily depreciation, amortization and accretion and asset impairment and decommission costs) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods and the non-cash portion of our reported tax provision. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. We only use AFFO as a performance measure. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment. We believe our definition of FFO is consistent with how that term is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and that our definition and use of AFFO and AFFO per share is consistent with those reported by the other communication site companies;

(4) Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity and, to the extent that such measures are calculated on Net Debt are net of our cash and cash equivalents, short-term restricted cash, and short-term investments; and

(5) Our Constant Currency Measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign currency exchange rate fluctuations.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 2016 Senior Notes, 2017 Senior Notes, and 2020 Senior Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

Financial Metrics after Eliminating the Impact of Changes In Foreign Currency Exchange Rates

We eliminate the impact of changes in foreign currency exchange rates for each of the financial metrics listed in the table below by dividing the current period’s financial results by the average monthly exchange rates of the prior year period, and by eliminating the impact of the remeasurement of our intercompany loans. The table below provides the reconciliation of the reported growth rate year-over-year of each of such measures to the growth rate after eliminating the impact of changes in foreign currency exchange rates to such measure.

	Third quarter 2020 year over year growth rate	Foreign currency impact	Growth excluding foreign currency impact
Total site leasing revenue	3.9%	(4.3%)	8.2%
Total cash site leasing revenue	4.6%	(4.3%)	8.9%
Int’l cash site leasing revenue	3.4%	(21.6%)	25.0%
Total site leasing segment operating profit	4.9%	(3.6%)	8.5%
Int’l site leasing segment operating profit	4.0%	(20.9%)	24.9%
Total site leasing tower cash flow	5.4%	(3.7%)	9.1%
Int’l site leasing tower cash flow	5.9%	(21.0%)	26.9%
Net income	3.7%	(14.3%)	18.0%
Earnings per share—diluted	5.3%	(13.6%)	18.9%
Adjusted EBITDA	5.0%	(3.6%)	8.6%
AFFO	9.2%	(4.9%)	14.1%
AFFO per share	10.7%	(4.6%)	15.3%

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The table below sets forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months ended September 30,		For the three months ended September 30,		For the three months ended September 30,
	2020	2019	2020	2019	2020	2019
	(in thousands)
Site leasing revenue	$390,961	$374,705	$95,804	$93,867	$486,765	$468,572
Non-cash straight-line leasing revenue	(1,343)	(3,319)	708	(488)	(635)	(3,807)

Cash site leasing revenue	389,618	371,386	96,512	93,379	486,130	464,765
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(64,228)	(63,836)	(28,494)	(29,157)	(92,722)	(92,993)
Non-cash straight-line ground lease expense	2,888	4,048	487	474	3,375	4,522

Tower Cash Flow	$328,278	$311,598	$68,505	$64,696	$396,783	$376,294

Tower Cash Flow Margin	84.3%	83.9%	71.0%	69.3%	81.6%	81.0%

Forecasted Tower Cash Flow for Full Year 2020

The table below sets forth the reconciliation of forecasted Tower Cash Flow set forth in the Outlook section to its most comparable GAAP measurement for the full year 2020:

	Full Year 2020
	(in millions)
Site leasing revenue	$1,947.0	to	$1,957.0
Non-cash straight-line leasing revenue	(5.5)	to	$(0.5)

Cash site leasing revenue	1,941.5	to	1,956.5
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(367.0)	to	$(377.0)
Non-cash straight-line ground lease expense	11.5	to	$16.5

Tower Cash Flow	$1,586.0	to	$1,596.0

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement.

	For the three months
	ended September 30,
	2020	2019
	(in thousands)
Net income	$22,676	$21,766
Non-cash straight-line leasing revenue	(635)	(3,807)
Non-cash straight-line ground lease expense	3,375	4,522
Non-cash compensation	17,057	12,732
Loss from extinguishment of debt, net	2,599	457
Other expense, net	42,262	33,551
Acquisition and new business initiatives related adjustments and expenses	4,124	4,692
Asset impairment and decommission costs	8,506	8,240
Interest income	(756)	(1,311)
Total interest expense (1)	102,997	102,386
Depreciation, accretion, and amortization	180,302	174,987
Benefit for taxes (2)	(9,206)	(2,788)

Adjusted EBITDA	$373,301	$355,427

Annualized Adjusted EBITDA (3)	$1,493,204	$1,421,708

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)

For the three months ended September 30, 2020 and 2019, these amounts included $235 and $214, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.

(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months
	ended September 30,
	2020	2019
	(in thousands)
Total revenues	$522,940	$507,547
Non-cash straight-line leasing revenue	(635)	(3,807)

Total revenues minus non-cash straight-line leasing revenue	$522,305	$503,740

Adjusted EBITDA	$373,301	$355,427

Adjusted EBITDA Margin	71.5%	70.6%

Forecasted Adjusted EBITDA for Full Year 2020

The table below sets forth the reconciliation of the forecasted Adjusted EBITDA set forth in the Outlook section to its most comparable GAAP measurement for the full year 2020:

	Full Year 2020
	(in millions)
Net loss	$(48.0)	to	$(6.0)
Non-cash straight-line leasing revenue	(5.5)	to	(0.5)
Non-cash straight-line ground lease expense	11.5	to	16.5
Non-cash compensation	72.5	to	$67.5
Loss from extinguishment of debt, net	18.5	to	$19.5
Other expense, net	307.5	to	$302.5
Acquisition and new business initiatives related adjustments and expenses	19.5	to	$14.5
Asset impairment and decommission costs	40.5	to	$35.5
Interest income	(4.5)	to	$(1.5)
Total interest expense (1)	417.0	to	$405.0
Depreciation, accretion, and amortization	721.5	to	$712.5
Benefit for taxes (2)	(65.5)	to	$(70.5)

Adjusted EBITDA	$1,485.0	to	$1,495.0

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	Includes projections for franchise taxes and gross receipts taxes which will be reflected in the Statement of Operations in Selling, general, and administrative expenses.

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

The table below sets forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement.

	For the three months
	ended September 30,
(in thousands, except per share amounts)	2020	2019
Net income	$22,676	$21,766
Real estate related depreciation, amortization, and accretion	179,265	173,898
Asset impairment and decommission costs (1)	8,506	8,240
Adjustments for unconsolidated joint ventures	—	233

FFO	$210,447	$204,137
Adjustments to FFO:
Non-cash straight-line leasing revenue	(635)	(3,807)
Non-cash straight-line ground lease expense	3,375	4,522
Non-cash compensation	17,057	12,732
Adjustment for non-cash portion of tax (benefit) provision	(15,397)	(8,834)
Non-real estate related depreciation, amortization, and accretion	1,037	1,089
Amortization of deferred financing costs and debt discounts and non-cash interest expense	13,206	5,819
Loss from extinguishment of debt, net	2,599	457
Other expense, net	42,262	33,551
Acquisition and new business initiatives related adjustments and expenses	4,124	4,692
Non-discretionary cash capital expenditures	(7,989)	(8,809)
Adjustments for unconsolidated joint ventures	—	1,822

AFFO	$270,086	$247,371

Weighted average number of common shares (2)	113,703	115,184

AFFO per share	$2.38	$2.15

(1)	Prior year amounts have been reclassed to conform to the current year presentation.
(2)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Forecasted AFFO for the Full Year 2020

The table below sets forth the reconciliation of the forecasted AFFO and AFFO per share set forth in the Outlook section to its most comparable GAAP measurement for the full year 2020:

(in millions, except per share amounts)	Full Year 2020
Net loss	$(48.0)	to	$(6.0)
Real estate related depreciation, amortization, and accretion	713.0	to	$709.0
Asset impairment and decommission costs	40.5	to	35.5

FFO	$705.5	to	$738.5
Adjustments to FFO:
Non-cash straight-line leasing revenue	(5.5)	to	(0.5)
Non-cash straight-line ground lease expense	11.5	to	16.5
Non-cash compensation	72.5	to	67.5
Adjustment for non-cash portion of tax benefit	(93.0)	to	$(93.0)
Non-real estate related depreciation, amortization, and accretion	8.5	to	3.5
Amort. of deferred financing costs and debt discounts	46.0	to	$42.0
Loss from extinguishment of debt, net	18.5	to	19.5
Other expense, net	307.5	to	302.5
Acquisition and new business initiatives related adjustments and expenses	19.5	to	14.5
Non-discretionary cash capital expenditures	(38.0)	to	(32.0)

AFFO	$1,053.0	to	$1,079.0

Weighted average number of common shares (1)	113.6	to	113.6

AFFO per share	$9.27	to	$9.50

(1)	Our assumption for weighted average number of common shares does not contemplate any additional repurchases of the Company’s stock during 2020.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

September 30,
2020
(in thousands)
2013-2C Tower Securities	$575,000
2014-2C Tower Securities	620,000
2017-1C Tower Securities	760,000
2018-1C Tower Securities	640,000
2019-1C Tower Securities	1,165,000
2020-1C Tower Securities	750,000
2020-2C Tower Securities	600,000
2018 Term Loan	2,346,000

Total secured debt	7,456,000
2016 Senior Notes	1,100,000
2017 Senior Notes	750,000
2020 Senior Notes	1,500,000

Total unsecured debt	3,350,000

Total debt	$10,806,000

Leverage Ratio
Total debt	$10,806,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(338,329)

Net debt	$10,467,671

Divided by: Annualized Adjusted EBITDA	$1,493,204

Leverage Ratio	7.0x

Secured Leverage Ratio
Total secured debt	$7,456,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(338,329)

Net Secured Debt	$7,117,671

Divided by: Annualized Adjusted EBITDA	$1,493,204

Secured Leverage Ratio	4.8x